Exhibit 99.1
                     NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 551-206-8104

Champions Oncology Reports Quarterly Revenue of $14.0 Million
Positive start to FY 2026 with steady revenue, data growth and new leadership

Hackensack, NJ – September 15, 2025 – Champions Oncology, Inc. (Nasdaq: CSBR), a leading translational oncology research organization, today announced its financial results for its first quarter of fiscal 2026, ended July 31, 2025.

First Quarter and Recent Highlights:

•Total revenue of $14 million
•Adjusted EBITDA of $60,000
•Appointment of Rob Brainin as Chief Executive Officer to lead the next phase of growth

Rob Brainin, newly appointed CEO of Champions, commented, "It is great to be joining Champions at such an exciting inflection point. Our core services business—the backbone of our company—is strengthening and well positioned for sustained growth. At the same time, we are scaling our emerging data platform, which has already shown encouraging traction with leading biopharma partners. These complementary growth engines give us the opportunity to deepen our scientific impact, deliver innovative solutions to patients and customers, and create durable long-term value for shareholders. In parallel, our Corellia team continues to generate data demonstrating the potential of the compounds in our pipeline. Over the coming quarters, I look forward to working closely with our talented team to sharpen our strategy, invest in key capabilities, and build on Champions’ culture of collaboration and scientific excellence."

David Miller, CFO of Champions, added, "We opened the fiscal year with $14 million in revenue and adjusted EBITDA of $60,000. While revenue was slightly lower than the first quarter of last year, we achieved solid sequential growth that met our expectations and provides a strong foundation for the year. As we move forward, we anticipate continued topline expansion and margin improvement driven by a healthy services pipeline and growing demand for our proprietary data offerings. Our financial

Exhibit 99.1
discipline and focus on profitable growth give us the flexibility to invest in strategic initiatives that will position Champions for long-term success."

First Fiscal Quarter Financial Results

Total oncology revenue for the first quarter of fiscal 2026 was $14.0 million compared to $14.1 million for the same period last year, consisting of a $400,000, or 3% decline in service revenue and a $300,000 increase in data license revenue. Total costs and operating expenses for the first quarter of fiscal 2026 were $14.5 million compared to $12.7 million for the first quarter of fiscal 2025, an increase of $1.8 million or 14.1%.

For the first quarter of fiscal 2026, Champions reported a loss from operations of $527,000, including $208,000 in stock-based compensation, $358,000 in depreciation and amortization expenses, and a $20,000 charge for the disposal of lab equipment, compared to income from operations of $1.3 million, inclusive of $258,000 in stock-based compensation and $448,500 in depreciation and amortization expenses, in the first quarter of fiscal 2025. Adjusted EBITDA, which is defined as income from operations excluding stock-based compensation, depreciation and amortization expenses, and equipment disposal charges, was $59,000 for the first quarter of fiscal 2026 compared to adjusted EBITDA of $2.0 million in the first quarter of fiscal 2025.

Cost of oncology revenue was $8.0 million, up $923,000, or 13.1%, from $7.1 million in the same period last year. The increase primarily reflects higher outsourced lab services for radiolabeling work, which will vary from quarter to quarter. Importantly, as we migrate this work into our own labs in the coming quarters, we anticipate a reduction in cost of sales and improvement in gross margins. Gross margin for the quarter was 43% compared to 50% in the prior year.

Research and development expense for the three-months ended July 31, 2025 was $2.1 million, an increase of $628,000 or 43.2%, compared to $1.5 million for the three-months ended July 31, 2024. The increase reflected greater investment in sequencing and related costs to develop our data licensing platform. Sales and marketing expense for the three-months ended July 31, 2025 was $1.9 million, an increase of $176,000, or 10.5%, compared to $1.7 million for the three-months ended July 31, 2024. The increase was related to compensation expense to support the growth of our data license business. General and administrative expense for the three-months ended July 31, 2025 was $2.6 million, an increase of $43,000, or 1.7%, compared to $2.5 million for the three-months ended July 31, 2024 driven primarily from an increase in IT related costs.

Net cash provided by operating activities was approximately $600,000 for the quarter, supported by receivables conversion and normal working capital activity, partially offset by a quarterly net loss. Net cash used in investing activities for the three-months ended July 31, 2025 was approximately $46,000 for lab and computer equipment. Net cash used in financing activities for the three-months ended July 31, 2025 was $14,000 resulting from financing lease payments slightly offset by proceeds from options exercises.

The Company ended the quarter with cash on hand of approximately 10.3 million and no debt, providing us with a strong balance sheet and financial flexibility.

Conference Call Information:
The Company will host a conference call today at 4:30 p.m. EDT (1:30 p.m. PDT) to discuss its third quarter financial results. To participate in the call, please call 888-506-0062 (Domestic) or

Exhibit 99.1
973-528-0011 (International) and enter the access code 261008, or provide the verbal reference "Champions Oncology".
Full details of the Company’s financial results will be available on September 15, 2025 in the Company’s Form 10-Q at www.championsoncology.com.

* Non-GAAP Financial Information
This press release contains “Non-GAAP financial measures,” which are measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).

A further explanation and reconciliation of these Non-GAAP financial measures is included below and in the financial tables in this release.

The Company believes that the Non-GAAP financial measures presented facilitate an understanding of operating performance and provide a meaningful comparison of its results between periods. The Company’s management uses Non-GAAP financial measures to, among other things, evaluate its ongoing operations in relation to historical results and for internal planning and forecasting purposes. Adjusted EBITDA and Adjusted EPS represent measures that we believe are customarily used by investors and analysts to evaluate the financial performance of companies in addition to the GAAP measures that we present. Our management also believes that these measures are useful in evaluating our core operating results. However, Adjusted EBITDA and Adjusted EPS are not measures of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to net income, operating income, or EPS as indicators of our operating performance or to net cash provided by operating activities as a measure of our liquidity. We believe the Company’s Adjusted EBITDA and Adjusted EPS measures provide information that is directly comparable to that provided by other peer companies in our industry, but other companies may calculate Non-GAAP financial results differently, particularly related to nonrecurring, unusual items.

Adjusted EBITDA

Adjusted EBITDA represents net income (loss), or net income (loss) from operations, excluding the effect of stock-based compensation and depreciation and amortization and may also exclude other items not indicative of our ongoing operating performance, when defined.

Adjusted Net Income (Loss) and Adjusted Earnings Per Share (EPS)

Adjusted net income (loss) (if denoted) and adjusted EPS exclude the effect of stock-based compensation and depreciation and amortization and may also exclude other items not indicative of our ongoing operating performance, when defined.

About Champions Oncology, Inc.

Champions Oncology is a global preclinical and clinical research services provider that offers end-to-end oncology R&D solutions to biopharma organizations. With the largest and most annotated bank of clinically relevant patient-derived xenograft (PDX) and primary hematological malignancy models, Champions delivers innovative highest-quality data through proprietary in vivo and ex vivo platforms.

Exhibit 99.1
Through its large portfolio of cutting-edge bioanalytical platforms, groundbreaking data platform and analytics, and scientific excellence, Champions enables the advancement of preclinical and clinical oncology drug discovery and development programs worldwide. For more information, please visit www.ChampionsOncology.com.

Media Inquiries:
Gavin Cooper
Vice President, Global Marketing
gcooper@championsoncology.com
Website: https://www.championsoncology.com/
Facebook: https://www.facebook.com/championsoncology/
LinkedIn: https://www.linkedin.com/company/champions-oncology-inc-/
Twitter: @ChampionsOncol1
Instagram: https://www.instagram.com/championsoncology/

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2025 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands)

Reconciliation of GAAP Net (Loss) Income to Adjusted EBITDA - (Non-GAAP) (Unaudited)

	Three Months Ended July 31,
	2025	2024
Net (loss) income - GAAP	$(466)	$1,313
Less:
Stock-based compensation	208	258
Depreciation and amortization	358	448.5
Loss on equipment disposal	$20	$—
Adjusted EBITDA - Non-GAAP	$120	$2,020

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended July 31,
	2025	2024
EPS – basic, GAAP	$(0.03)	$0.10
Less:
Effect of stock-based compensation on EPS	0.02	0.02
Effect of depreciation and amortization on EPS	0.03	0.03
Effect of loss on equipment disposal on EPS	0.001	—
Adjusted EPS - basic, Non-GAAP	$0.02	$0.15

	Three Months Ended July 31,
	2025	2024
EPS – diluted, GAAP	$(0.03)	$0.09
Less:
Effect of stock-based compensation on EPS	0.02	0.02
Effect of depreciation and amortization on EPS	0.03	0.03
Effect of loss on equipment disposal on EPS	0.001	—
Adjusted EPS - diluted, Non-GAAP	$0.02	$0.14

Unaudited Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended July 31,
	2025	2024
Oncology revenue	$13,995	$14,061
Cost of oncology revenue	7,995	7,072
Research and development	2,082	1,454
Sales and marketing	1,855	1,679
General and administrative	2,570	2,527
Loss on disposal of equipment	20	—
(Loss) income from operations	(527)	1,329
Other income, net	75	5
(Loss) income before provision for income taxes	(452)	1,334
Provision for income taxes	14	21
Net (loss) income	$(466)	$1,313

Less: net loss attributable to noncontrolling interest	30	—

Net (loss) income attributable to Company's common shares	$(436)	$1,313

Net (loss) income per common share outstanding
basic	$(0.03)	$0.10
and diluted	$(0.03)	$0.09

Weighted average common shares outstanding
basic	13,788,414	13,593,766
and diluted	13,788,414	14,042,379

Condensed Consolidated Balance Sheets

	July 31, 2025	April 30, 2025
	(unaudited)
Cash and cash equivalents	$10,325	$9,785
Accounts receivable, net	9,474	11,204
Other current assets	1,215	1,369
Total current assets	21,014	22,358

Operating lease right-of-use assets, net	4,771	5,080
Property and equipment, net	4,230	4,375
Other long term assets	196	196
Goodwill	335	335
Total assets	$30,546	$32,344

Accounts payable and accrued liabilities	$6,646	$6,804
Current portion of operating lease liabilities	1,506	1,471
Other current liabilities	116	135
Deferred revenue	14,430	15,443
Total current liabilities	22,698	23,853

Non-current operating lease liabilities	4,244	4,634
Other Non-current Liability	66	85
Total liabilities	27,008	28,572

Total stockholders’ equity attributable to Champions Oncology, Inc.	3,508	3,772
Noncontrolling interest	30	—

Total stockholders' equity	3,538	3,772
Total liabilities and stockholders’ equity	$30,546	$32,344

Unaudited Condensed Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended July 31,
	2025	2024
Cash flows from operating activities:
Net (loss) income	$(466)	$1,313
Adjustments to reconcile net (loss) income to net cash provided by operations:
Stock-based compensation expense	208	258
Operating lease right-of use assets	310	289
Depreciation and amortization expense	358	449
Loss on disposal of equipment	20	—
Allowance for doubtful accounts and estimated credit losses	(29)	(71)
Changes in operating assets and liabilities	199	(1,927)
Net cash provided by operating activities	600	311

Cash flows from investing activities:
Purchases of property and equipment	(46)	—
Net cash used in investing activities:	(46)	—

Cash flows from financing activities:
Proceeds from the exercise of stock options	24	—
Finance lease payments	(38)	(37)
Net cash used in financing activities:	(14)	(37)

Net increase in cash	540	274
Cash at beginning of period	9,785	2,618
Cash at the end of period	$10,325	$2,892